Exhibit 4.6.1

CHESAPEAKE ENERGY CORPORATION

and

the Subsidiary Guarantors named herein

7.5% SENIOR NOTES DUE 2013

TWELFTH SUPPLEMENTAL INDENTURE

DATED AS OF FEBRUARY 9, 2007

THE BANK OF NEW YORK TRUST COMPANY, N.A.

as Trustee

THIS TWELFTH SUPPLEMENTAL INDENTURE, dated as of February 9, 2007, is among Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), each of the parties identified under the caption “Subsidiary Guarantors” on the signature page hereto (the “Subsidiary Guarantors”) and The Bank of New York Trust Company, N.A., as Trustee.

RECITALS

WHEREAS, the Company, the Subsidiary Guarantors a party thereto and the Trustee entered into an Indenture, dated as of March 5, 2003, as supplemented prior to the date hereof (the “Indenture”), pursuant to which the Company has originally issued $300,000,000 in principal amount of 7.5% Senior Notes due 2013 (the “Notes”); and

WHEREAS, Section 9.01(3) of the Indenture provides that the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture without notice to or consent of any Holder to reflect the release of any Subsidiary Guarantor as provided for in the Indenture; and

WHEREAS, the Board of Directors of the Company has designated Diamond Y Enterprises, Incorporated (“Diamond Y”), a Pennsylvania corporation and Gene D. Yost & Son, Inc. (“Gene D. Yost”), an Oklahoma corporation as Restricted Subsidiaries of the Company and desires to add the entities as Subsidiary Guarantors under the Indenture; and

WHEREAS, the Company has taken all actions required to effect the release, pursuant to Sections 10.02 and 10.04 of the Indenture, of W.W. Realty, L.L.C. (“W.W. Realty”), an Oklahoma Limited Liability Company;

WHEREAS, all acts and things prescribed by the Indenture, by law and by the charter and the bylaws (or comparable constituent documents) of the Company, of the Subsidiary Guarantors and of the Trustee necessary to make this Twelfth Supplemental Indenture a valid instrument legally binding on the Company, the Subsidiary Guarantors and the Trustee, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company, the Subsidiary Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

ARTICLE 1

Section 1.01. This Twelfth Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 1.02. This Twelfth Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Subsidiary Guarantors and the Trustee.

ARTICLE 2

Section 2.01. From this date, in accordance with Section 10.03 of the Indenture and by executing this Twelfth Supplemental Indenture, Diamond Y, a Pennsylvania corporation, and Gene D. Yost, an Oklahoma corporation, are subject to the provisions of the Indenture as Subsidiary Guarantors to the extent provided for in Article Ten thereunder.

ARTICLE 3

Section 3.01. As a result of the merger of W.W. Realty, with and into Chesapeake Land Company, L.L.C. (“Chesapeake Land”), an Oklahoma limited liability company, which constitutes a merger with a Subsidiary Guarantor under Section 10.02(a) of the Indenture, W.W. Realty shall for all purposes be released as a Subsidiary Guarantor from it’s Guarantee and related obligations in the Indenture, pursuant to Section 10.04 of the Indenture. The notation on the Securities relating to the Guarantee shall be deemed to exclude the name of W.W. Realty and the signature of an Officer of W.W. Realty.

Section 3.02. As the surviving entity in its merger with W.W. Realty and a Subsidiary Guarantor, Chesapeake Land hereby agrees to assume all of the obligations of W.W. Realty.

ARTICLE 4

Section 4.01. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture.

Section 4.02. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Twelfth Supplemental Indenture. This Twelfth Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

Section 4.03. The Company hereby notifies the Trustee that Diamond Y and Gene D. Yost have been designated by the Board of Directors of the Company as Restricted Subsidiaries (as that term is defined in the Indenture).

Section 4.04. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THIS TWELFTH SUPPLEMENTAL INDENTURE.

Section 4.05. The parties may sign any number of copies of this Twelfth Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Twelfth Supplemental Indenture to be duly executed, all as of the date first written above.

/s/ Martha A. Burger
Martha A. Burger

Treasurer and Senior Vice President – Human Resources of the Company and of the Subsidiaries listed below:

Corporate Subsidiaries:

CHESAPEAKE EAGLE CANADA CORP.
CHESAPEAKE ENERGY LOUISIANA CORPORATION
CHESAPEAKE SOUTH TEXAS CORP.
DIAMOND Y ENTERPRISES, INCORPORATED
GENE D. YOST & SON, INC.
NOMAC DRILLING CORPORATION

CHESAPEAKE OPERATING, INC.,
On behalf of itself and, as general partner, the following limited partnerships:

CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP
CHESAPEAKE LOUISIANA, L.P.
CHESAPEAKE SIGMA, L.P.

CHESAPEAKE ENERGY MARKETING, INC.,
On behalf of itself and, as general partner, the following limited partnerships:

MIDCON COMPRESSION, L.P.

Limited Liability Company Subsidiaries:

CARMEN ACQUISITION, L.L.C.
CHESAPEAKE ACQUISITION, L.L.C.
CHESAPEAKE APPALACHIA, L.L.C.
CHESAPEAKE LAND COMPANY, L.L.C.
CHESAPEAKE ORC, L.L.C.
CHESAPEAKE ROYALTY, L.L.C.
GOTHIC PRODUCTION, L.L.C.
HAWG HAULING & DISPOSAL, L.L.C.

HODGES TRUCKING COMPANY, L.L.C.
MC MINERAL COMPANY, L.L.C.
MAYFIELD PROCESSING, L.L.C.

TRUSTEE:

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By:	/s/ Linda Garcia
Name:	Linda Garcia
Title:	Assistant Vice President